EXHIBIT 10.1
January 13, 2006

PERSONAL AND CONFIDENTIAL
Mr. Frank Plastina
Dear Frank:
On behalf of Tekelec, I am pleased to offer you employment as Chief Executive Officer and President of Tekelec on the terms and conditions set forth in this letter. As Tekelec’s Chief Executive Officer and President, you will report directly to the Board of Directors and will have such duties and responsibilities as set forth in Tekelec’s Bylaws and as may be delegated to you from time to time by the Board. As the Chief Executive Officer and President, you will be principally responsible for developing and implementing the strategic and tactical goals for Tekelec, in addition to managing the day-to-day operations of Tekelec. You may select your start date so long as it is on or before February 14, 2006. Effective upon the commencement of your employment with Tekelec, you will be elected to the Board of Directors.
1.	Your starting annual base salary will be $550,000.00 (i.e., $21,153.84 per bi-weekly period).

2.	You will be eligible to participate in Tekelec’s 2006 Officer Bonus Plan, under which you will be eligible to receive, in accordance with the terms of such Plan as approved by the Company’s Board of Directors, up to 120% of your annual base salary (pro rated in accordance with the terms of the Plan to reflect the fact that you will be employed for only a portion of 2006) as a cash bonus based on the extent to which the Company achieves certain financial milestones in 2006. The terms of your participation in any officer bonus plans after 2006 will be subject to change and the approval of the Board of Directors of Tekelec.

Your participation in the 2006 Officer Bonus Plan will commence with the start of the second quarter of 2006.

3.	You will be eligible to participate in Tekelec’s Vacation/Personal Time Off policy, which allows you maximum flexibility and discretion in using company paid personal time. You start accruing at twenty (20) days per year during your first year of employment. Tekelec also provides eleven (11) paid holidays per calendar year.

Frank Plastina
January 13, 2006

4.	You will receive applicable benefits, including health, dental, vision, short-term and long-term disability and life insurance, as are generally provided to Tekelec’s executive officers.

5.	You will be offered the opportunity to participate in Tekelec’s Employee Stock Purchase Plan and 401(k) Plan upon your satisfaction of the eligibility requirements for such plans.

6.	You will be designated as an “Eligible Officer” under Tekelec’s Officer Severance Plan, as amended.

7.	The Board of Tekelec will grant to you, at its sole election, either nonstatutory stock options or stock-settled stock appreciation rights[1] (collectively “Options”) under Tekelec’s Equity Incentive Plan for New Employees (the “Plan”) to purchase 1,000,000 shares of Tekelec Common Stock effective as of the later of your start date or the date of the Compensation Committee’s action granting such options (the “Grant Date”). The exercise price of your Options will be equal to the closing price of Tekelec’s Common Stock on the Grant Date (as reported in The Wall Street Journal on the first business day following the Grant Date). Your Options will vest to the extent of 250,000 shares on the one-year anniversary of your start date. The remaining 750,000 shares will vest and become exercisable cumulatively in 12 equal quarterly installments of 62,500 shares each, with the first of such installments vesting on the last day of the first full calendar quarter following the one-year anniversary of your start date and one additional installment vesting on the last day of each calendar quarter thereafter as long as you remain an employee of Tekelec. Your Options will expire, to the extent previously unexercised, upon the earlier of the four-year anniversary of the vesting date or a date not less than three months after you cease to be a Tekelec employee as determined in accordance with the terms of the Plan. Your Options will in all respects be subject to the terms and provisions of the Plan and the agreement evidencing the grant of the Options.

Also you will be granted 250,000 restricted stock units (RSUs) under Tekelec’s 2004 Equity Incentive Plan for New Employees (the “2004 Plan”), effective as of the date of the Compensation Committee’s action granting such RSUs (the “grant date”). Thirty-three percent (33%) of your RSUs will vest and the 83,334 shares represented thereby will be issued automatically on the second-year anniversary of your grant date (the “Initial Vesting Date”). Your remaining RSUs will vest and the shares represented thereby will

[1]	Tekelec is currently transitioning from stock options to stock-settled stock appreciation rights for its Equity Incentive Plan for New Employees due to the favorable SFAS 123R accounting treatment for this equity instrument.

Frank Plastina
January 13, 2006

be issued automatically in 2 equal annual installments of 83,333 shares each, with the first of such installments vesting on the third anniversary of the Initial Vesting Date and the second installment of 83,333 shares vesting on the fourth anniversary following the Initial Vesting Date as long as you remain an employee of Tekelec. The RSUs will in all respects be subject to the terms and provisions of the 2004 Plan and the agreement evidencing the grant of RSUs.
You are aware that Tekelec strictly prohibits employees from unlawfully using confidential or proprietary information belonging to any other person or entity (including all former employers). By signing the enclosed copy of this letter, you agree not to disclose or use, or induce Tekelec or any of its employees to use, any trade secrets or confidential or proprietary information belonging to any of your former employers or other parties, and further agree that you are not subject to any express or implied contractual obligations, including but not limited to noncompetition agreements to any of your former employers under any agreements or understandings whether oral or written.
As a condition of commencing your employment with Tekelec, you will be required to sign Tekelec’s standard “Confidentiality and Non-Disclosure Agreement and Assignment of Rights” (a copy of which is enclosed). As with every Tekelec employee, you reserve the right to terminate your employment at any time for any reason, and we similarly reserve the right to terminate your employment at any time, with or without cause. We hope and expect, however, that this will be a long and mutually beneficial relationship.
In accordance with Tekelec policy, this offer is conditioned upon your successful completion of a drug screen which will be conducted within 24 hours after you accept this offer. To arrange for your test, please contact Al Ragland at 919-380-6120.
This letter agreement contains our entire understanding with respect to your employment with Tekelec. The provisions of this letter may be amended only by a writing signed by you and Tekelec. If you have any questions about the meaning of any of the terms or provisions included herein, please let me know at your earliest convenience. This letter agreement shall be construed under the laws of California.
Frank, we believe that Tekelec can provide you with opportunities for professional growth and financial return. We look forward to working with you and to a mutually fulfilling and rewarding relationship.
If this letter agreement is acceptable to you, then please acknowledge your acceptance by signing and dating the enclosed copy of this letter agreement where indicated below

Frank Plastina
January 13, 2006

and returning such signed copy to Al Ragland, SVP, Human Resources, at Tekelec, 5200 Paramount Parkway, Morrisville, NC 27560.

Sincerely,
/s/ Alvin G. Ragland
Alvin G. Ragland
Senior Vice President, Human Resources
C: Mark Floyd

Acknowledged and Accepted:

/s/ Frank Plastina	Date:	January 18, 2006

Frank Plastina